Filed pursuant to Rule 433
Registration Statement No. 333-145657
November 14, 2007
CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
Pricing Sheet — November 14, 2007
2,800,000 Common Units Representing Limited Partner Interests

Offering price to public	:	$36.98 per unit

Over-allotment option	:	420,000 additional common units (30 days)

Proceeds, net of underwriting commission	:	$99,143,240 (no over-allotment option) or $114,014,720 (including over-allotment option)

Trade Date	:	November 14, 2007

Settlement Date	:	November 20, 2007

Issuer Symbol	:	CLMT

Exchange	:	NASDAQ

Underwriters	:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.
Prior to purchasing the common units being offered pursuant to the prospectus supplement, between November 13, 2007 and November 14, 2007, one of the underwriters purchased, on behalf of the syndicate, 164,446 common units at an average price of $37.2978 per unit in stabilizing transactions.
The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site a www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs toll-free at 1-866-471-2526 and Merrill Lynch & Co. toll-free at 1-866-500-5408.